                                                                     EXHIBIT 5.1


                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                               ONE NEW YORK PLAZA
                         NEW YORK, NEW YORK  10004-1980
                                  212-859-8000
                                FAX 212-859-4000

                                                            WRITER'S DIRECT LINE

May 15, 1996                                                       212-859-8280
                                                            (FAX:  212-859-8586)

Countrywide Credit Industries, Inc.
Countrywide Homes Loans, Inc.
155 North Lake Avenue
Pasadena, California  91101

Ladies and Gentlemen:

          We are acting as special counsel to Countrywide Credit Industries, Inc., a Delaware corporation (the "Guarantor"), and its wholly-owned subsidiary, Countrywide Home Loans, Inc., a New York corporation (the "Company"), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 33-59559) of the Company and the Guarantor and the Registration Statement on Form S-3 (File No. 333-______) of the Company and the Guarantor (collectively, the "Registration Statement"), in each case, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated issuance by the Company from time to time of up to U.S. $1,000,000,000 aggregate public offering price or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of debt securities (the "Debt Securities"), which shall be guaranteed as to payment of principal, premium, if any, and interest by the Guarantor (the "Guarantees"), and which shall be issued pursuant to the Indenture, dated as of January 1, 1992, as supplemented by Supplemental Indenture No. 1 thereto, dated as of June 15, 1995, in each case among the Company, the Guarantor and The Bank of New York, as trustee (as so supplemented, the "Indenture"). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all

Countrywide Credit Industries, Inc.    -2-                          May 15, 1996
Countrywide Home Loans, Inc.


signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and the Guarantor, and others.

          Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that when the terms of the Debt Securities and their issue and sale and the related Guarantees have been duly established in conformity with the Indenture so as not to violate any applicable law or agreement or instrument then binding on the Company or the Guarantor, the Guarantees have been endorsed on the Debt Securities and executed in accordance with the terms of the Indenture and the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute legal, valid and binding obligations of the Company and the Guarantees will constitute legal, valid and binding obligations of the Guarantor, subject in each case to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding in equity or at law.

          We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Debt Securities, the Indenture or the Guarantees providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction will under applicable law convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law. In this connection, we note that, as of the date of this opinion, in

Countrywide Credit Industries, Inc.    -3-                          May 15, 1996
Countrywide Home Loans, Inc.


the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

          This opinion is expressly limited to the laws of the State of New York and, to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Validity of Securities" in the Prospectus and "Validity of Securities" in any Prospectus Supplement forming a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

          The opinions expressed herein are solely for the benefit of the Company, the Guarantor and The Bank of New York, as trustee under the Indenture (who may rely on this letter as though it were an addressee) and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

                                       Very truly yours,

                          FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                          By:     /s/ Kenneth R. Blackman
                             ----------------------------------------
                                      Kenneth R. Blackman